News Release

For Immediate Release:	For More Information,
March 15, 2023	Contact: Elaine Pozarycki
984-900-2457

First Bancorp Announces Cash Dividend

Southern Pines, NC, March 15, 2023 - The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, has declared a cash dividend on its common stock of $0.22 per share payable on April 25, 2023 to shareholders of record as of March 31, 2023.

Richard Moore, Chief Executive Officer of First Bancorp, stated, “We are pleased to enhance shareholder value with the continuation of this dividend on our common stock. The Company’s capital position is strong and allows us the opportunity to provide a return to our shareholders.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $12 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 118 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.” Please visit our website at www.LocalFirstBank.com.